Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

3.35% Notes due 2008

TERMS AGREEMENT

Dated: January 13, 2004

To:                              Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $125,000,000 aggregate principal amount of its unsecured debt securities (the “Debt Securities”) (such Debt Securities being collectively hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective numbers of Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	$43,750,000
Banc of America Securities LLC.	$43,750,000
J.P. Morgan Securities Inc..	$18,750,000
Banc One Capital Markets, Inc.	$18,750,000

Total:	$125,000,000

The Underwritten Securities shall have the following terms:

Title of securities:  3.35% Notes due 2008.

Currency:  U.S. Dollars.

Principal amount to be issued:  $125,000,000.

Current ratings:  Moody’s Investors Service, Inc: Baa1; Standard & Poor’s Rating Service: BBB+.

Interest rate:  3.35%.

Interest payment dates:  January 15 and July 15, beginning July 15, 2004.

Stated maturity date:  January 15, 2008.

Redemption or repayment provisions: The Underwritten Securities may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make Whole amount, if any, with respect to such Underwritten Securities.

Make Whole Amount:  Treasury Rate (as defined in the Prospectus) plus 15 basis points.

Delayed Delivery Contracts: Not authorized.

Initial public offering price:  99.97% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:  99.47% of the principal amount, plus accrued interest, if any, from the date of issuance (payable in same day funds).

Other terms:  The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, to be dated as of January 16, 2004 between Duke Realty Limited Partnership and J.P. Morgan Trust Company, National Association.

Closing date and location:  January 16, 2004 at the offices of Clifford Chance US LLP, 200 Park Avenue,  New York, New York  10166.

All the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities -  Underwriting Agreement”, as amended below, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.  Notices to the Underwriters shall be directed to the Representatives, c/o Merrill Lynch & Co., North Tower, World Financial Center, New York, NY  10281, Attention: Debt Capital Markets.

Please accept this offer no later than 5 o’clock P.M. (New York City time) on January 13, 2004 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ John P.Case, Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Lily Chang, Principal

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Matthew A. Cohoat
	Name:	Matthew A. Cohoat
	Title:	Executive Vice President & Chief Financial Officer

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Matthew A. Cohoat
	Name:	Matthew A. Cohoat
	Title:	Executive Vice President & Chief Financial Officer